Exhibit 99.2

TO:	All U.S. Based Sipex Employees
FROM:	Ray Wallin & Jim Chalmers
SUBJECT:	ESPP & 401(k)
DATE:	May 20, 2005

     As it was previously outlined to you in the Company meeting, the Company does not have enough shares to fully fund the ESPP plan. We recently learned from our counsel that we cannot issue any shares under the ESPP Plan since we are not current with our SEC filings (see attached memo). As such all monies contributed through today for the coming ESPP purchase will be returned to each affected employee, without interest. Payroll will begin the immediate processing of refund checks, and we expect that you should receive your refund within the next 2-3 weeks.

     The attached letter details restrictions that have been placed upon our ability to buy/sell/exercise Sipex stock. Please note that these restrictions have no impact to the terms of vestment for your current options nor does it preclude Sipex from issuing options.

     We place great value on our employees and we also want you to know that we will be re-instating the 401(k) match. The return of even a portion of the 401-K match had not been in the Company’s plans however, recognizing the collective efforts of our employees, we thought it the most effective means of communicating our appreciation.

     Our intent is to do this in a two-step process. Those steps are as follows:

     1) Effective 7/1/05, Sipex will provide a match of 50% of your 401(k) contribution up to a maximum of 3% of your eligible compensation. For example: If you contribute 3% of your salary, Sipex will provide an additional 1.5% of your salary as the Company match. If you contribute over 3% of your salary, Sipex will provide the maximum match of 1.5% of your salary.

     2) Once the Company has its first quarter of profitability, we intend to re-instate the original program where Sipex provides up to 3% in Company match.

We greatly appreciate your support and are both available to discuss with you any of the changes announced in this letter.